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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of The Allstate Corporation on Form S-3 of our reports dated February 5, 2003 (which reports express an unqualified opinion and include an explanatory paragraph regarding the change in The Allstate Corporation's method of accounting for goodwill and other intangible assets), appearing in or incorporated by reference in the Annual Report on Form 10-K of The Allstate Corporation for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
Chicago, Illinois
August 26, 2003